Exhibit (5)(b)
                           RESTATED ADVISORY AGREEMENT



      ADVISORY AGREEMENT made as of this 10th day of August, 1992, by and between STATE STREET RESEARCH & MANAGEMENT COMPANY, a corporation organized under the laws of Delaware having its principal place of business in Boston, Massachusetts (the "Manager"), and STATE STREET CAPITAL TRUST, a Massachusetts business trust having its principal place of business in Boston, Massachusetts (the "Trust").

      WHEREAS, the Trust is engaged in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"); and

      WHEREAS, the Manager is engaged principally in the business of rendering investment management services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended; and

      WHEREAS, the Trust is authorized to issue shares of beneficial interest in separate series with each such series representing interests in a separate portfolio of securities and other assets; and

      WHEREAS, on or about November 8, 1988, the Trust established an original series known as State Street Capital Fund to which this Agreement does not apply; and

      WHEREAS, the Trust subsequently established a second series known as State Street Research Small Capitalization Growth Fund (formerly State Street Small Capitalization Growth Fund) ("Second Fund"), together with all other series established by the Trust after the date of this Agreement with respect to which the Manager renders management and investment advisory services pursuant to the terms of this Agreement, being herein collectively referred to as the "Funds" and individually as a "Fund."

      NOW, THEREFORE, WITNESSETH: That it is hereby agreed between the parties hereto as follows:

      1.    APPOINTMENT OF MANAGER.

            (a) Second Fund. The Trust hereby appoints the Manager to act as manager and investment adviser to the Second Fund for the period and on the terms herein set forth. The Manager accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

            (b) Additional Funds. In the event that the Trust establishes one or more series of shares other than the

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      Second Fund with respect to which it desires to retain the Manager to render management and investment advisory services hereunder, it shall so notify the Manager in writing, indicating the advisory fee to be payable with respect to the additional series of shares. If the Manager is willing to render such services, it shall so notify the Trust in writing, whereupon such series of shares shall become a Fund hereunder. In such event a writing signed by both the Trust and the Manager shall be annexed hereto as a part hereof indicating that such additional series of shares has become a Fund hereunder and reflecting the agreed-upon fee schedule for such Fund to the extent the provisions of Section 4 shall not apply with respect thereto.

      2.    DUTIES OF MANAGER.

            The Manager, at its own expense, shall furnish the following services and facilities to the Trust:

            (a) Investment Program. The Manager shall (i) furnish continuously an investment program for each Fund, (ii) determine (subject to the overall supervision and review of the Board of Trustees of the Trust) what investments shall be purchased, held, sold or exchanged by each Fund and what portion, if any, of the assets of each Fund shall be held uninvested, and (iii) make changes on behalf of the Trust in the investments of each Fund. The Manager shall also manage, supervise and conduct the other affairs and business of the Trust and each Fund thereof and matters incidental thereto, subject always to the control of the Board of Trustees of the Trust and to the provisions of the Master Trust Agreement and By-Laws of the Trust, as amended, and the Prospectuses of the Trust as from time to time amended and in effect and the 1940 Act. Subject to the foregoing, the Manager shall have the authority to engage one or more sub-advisers in connection with the management of the Funds, which sub-advisers may be affiliates of the Manager.

            (b) Regulatory Reports. The Manager shall furnish to the Trust necessary assistance in:

                  (i) the preparation of all reports now or hereafter required by federal or other laws; and

                  (ii) the preparation of prospectuses, registration statements and amendments thereto that may be required by federal or other laws or by the rules or regulations of any duly authorized commission or administrative body.

            (c) Office Space and Facilities. The Manager shall furnish the Trust office space in the offices of the Manager, or in such other place or places as may be agreed upon from time to time, and all necessary office facilities,

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      business equipment, supplies, utilities, and telephone service for managing the affairs and investments of the Trust.

            (d) Services of Personnel. The Manager shall provide all necessary executive and administrative personnel for managing the affairs of the Trust, including personnel to perform clerical, bookkeeping, accounting and other office functions. These services are exclusive of the bookkeeping and accounting services of any dividend disbursing agent, transfer agent, registrar or custodian. The Manager shall compensate all personnel, officers and Trustees of the Trust if such persons are also employees of the Manager or its affiliates.

            (e) Fidelity Bond. The Manager shall arrange for providing and maintaining a bond issued by a reputable insurance company authorized to do business in the place where the bond is issued against larceny and embezzlement covering each officer and employee of the Trust and/or the Manager who may singly or jointly with others have access to funds or securities of the Trust, with direct or indirect authority to draw upon such funds or to direct generally the disposition of such funds. The bond shall be in such reasonable amount as a majority of the Trustees who are not "interested persons" of the Trust, as defined in the 1940 Act, shall determine, with due consideration given to the aggregate assets of the Trust to which any such officer or employee may have access. The premium for the bond shall be payable by the Trust in accordance with paragraph 3(o).

            (f) Portfolio Transactions. The Manager shall place all orders for the purchase and sale of portfolio securities for the account of each Fund with brokers or dealers selected by the Manager, although the Trust will pay the actual brokerage commissions on portfolio transactions in accordance with paragraph 3(d).

      3.    ALLOCATION OF EXPENSE.

            Except for the services and facilities to be provided by the Manager as set forth in paragraph 2 above, the Trust assumes and shall pay all expenses for all other Trust operations and activities and shall reimburse the Manager for any such expenses incurred by the Manager (it being understood that the Trust shall allocate such expenses between or among its Funds to the extent contemplated by its Master Trust Agreement). The expenses to be borne by the Trust shall include, without limitation:

            (a) all expenses of organizing the Trust or forming any Fund thereof;

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            (b) the charges and expenses of any registrar, share transfer or dividend disbursing agent, shareholder servicing agent, custodian, or depository appointed by the Trust for the safekeeping of its cash, portfolio securities and other property, including the costs of servicing shareholder investment accounts and bookkeeping, accounting and pricing services;

            (c)   the charges and expenses of auditors;

            (d) brokerage commissions and other costs incurred in connection with transactions in the portfolio securities of the Trust, including any portion of such commissions attributable to brokerage and research services as defined in Section 28(e) of the Exchange Act;

            (e) taxes, including issuance and transfer taxes and registration, filing or other fees payable by the Trust to federal, state or other governmental agencies;

            (f) expenses, including the cost of printing certificates, relating to the issuance of shares of the Trust;

            (g) expenses involved in registering and maintaining registrations of the Trust and of its shares with the Securities and Exchange Commission and various states and other jurisdictions, including reimbursement of actual expenses incurred by the Manager in performing such functions for the Trust, which may include compensation of persons who are employees of the Manager, in proportion to the relative time spent on such matters;

            (h) expenses related to the redemption of shares of the Trust, including expenses attributable to any program of periodic redemption;

            (i) expenses of shareholders' and Trustees' meetings, including meetings of committees, and of preparing, printing and mailing proxy statements, quarterly reports, semiannual reports, annual reports and other communications to existing shareholders;

            (j) expenses of preparing and setting in type prospectuses, and expenses of printing and mailing the same to existing shareholders (but not expenses of printing and mailing of prospectuses and literature used for promotional purposes);

            (k) compensation and expenses of Trustees who are not "interested persons" within the meaning of the 1940 Act;

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            (l) expense of maintaining shareholder accounts and furnishing, or causing to be furnished, to each shareholder a statement of his account, including the expense of mailing;

            (m) charges and expenses of legal counsel in connection with matters relating to the Trust, including, without limitation, legal services rendered in connection with the Trust's legal and financial structure and relations with its shareholders, issuance of shares of the Trust, and registration and qualification of securities under federal, state and other laws;

            (n) the cost and expense of maintaining the books and records of the Trust, including general ledger accounting;

            (o) insurance premiums on fidelity, errors and omissions and other coverages including the expense of obtaining and maintaining a fidelity bond as required by Section 17(g) of the 1940 Act;

            (p)   interest payable on Trust borrowings; and

            (q) such other nonrecurring expenses of the Trust as may arise, including expenses of actions, suits, or proceedings to which the Trust is a party and expenses resulting from the legal obligation which the Trust may have to provide indemnity with respect thereto.

      4.    ADVISORY FEE.

            For the services and facilities to be provided by the Manager as set forth in paragraph 2 hereof, the Trust agrees that each Fund shall pay to the Manager a monthly fee as soon as practical after the last day of each calendar month, which fee shall be paid at a rate equal to seventy-five one hundredths of one percent (0.75%) on an annual basis of the average daily net asset value of such Fund for such calendar month, commencing as of the date on which this Agreement becomes effective with respect to such Fund.

            In the case of commencement or termination of this Agreement with respect to any Fund during any calendar month, the fee with respect to such Fund for that month shall be reduced proportionately based upon the number of calendar days during which this Agreement is in effect with respect to such Fund, and the fee shall be computed based upon the average daily net asset value of such Fund during such period.

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      5.    EXPENSE LIMITATION.

            The Manager agrees that if the total expenses of any Fund (exclusive of interest, taxes, payments to fund certain distribution expenses pursuant to the Trust's Plan of Distribution Pursuant to Rule 12b-1 applicable to the Fund, if any, brokerage expenses and extraordinary items such as litigation expenses) for any fiscal year of the Trust exceed the lowest expense limitation imposed in any jurisdiction in which that Fund is then making sales of its shares or in which its shares are then qualified for sale, if any, the Manager will pay or reimburse such Fund for that excess up to the amount of its advisory fees payable with respect to that Fund during that fiscal year. The amount of the monthly advisory fee under paragraph 4 hereof shall be reduced to the extent that the monthly expenses of that Fund, on an annualized basis, would exceed the foregoing limitation. At the end of each fiscal year of the Trust, if the aggregate annual expenses chargeable to any Fund for that year exceed the foregoing limitation based upon the average of the monthly average net asset value of that Fund for the year, the Manager will promptly reimburse that Fund for the amount of such excess to the extent not already reimbursed by reduction of the monthly advisory fee, but if such expenses are within the foregoing limitation, any excess amount previously withheld from the monthly advisory fee during that fiscal year will be promptly paid over to the Manager.

            In the event that this Agreement (i) is terminated with respect to any one or more Funds as of a date other than the last day of the fiscal year of the Trust or (ii) commences with respect to one or more Funds as of a date other than the first day of the fiscal year of the Trust, then the expenses of such Fund or Funds shall be annualized and the Manager shall pay to, or receive from, the applicable Fund or Funds a pro rata portion of the amount that the Manager would have been required to pay or would have been entitled to receive, if any, had this Agreement been in effect with respect to such Fund or Funds for the full fiscal year.

      6.    RELATIONS WITH TRUST.

            Subject to and in accordance with the Master Trust Agreement and By-laws of the Trust and the Certificate of Incorporation and By-laws of the Manager, it is understood that Trustees, officers, agents and shareholders of the Trust are or may be interested in the Manager (or any successor thereof) as directors, officers or otherwise, that directors, officers, agents and shareholders of the Manager (or any successor thereof) are or may be interested in the Trust as Trustees, officers, agents, shareholders or otherwise, that the Manager (or any such successor thereof) is or may be interested in the Trust as a shareholder or


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      otherwise and that the effect of any such adverse interests shall be governed by said Master Trust Agreement, Certificate of Incorporation and By-laws.

      7.    LIABILITY OF MANAGER.

            The Manager shall not be liable to the Trust for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relates; provided, however, that no provision of this Agreement shall be deemed to protect the Manager against any liability to the Trust or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations and duties under this Agreement, nor shall any provision hereof be deemed to protect any Trustee or officer of the Trust against any such liability to which he might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of his duties or the reckless disregard of his obligations and duties. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

      8.    DURATION AND TERMINATION OF THIS AGREEMENT.

            (a) Duration. This Agreement shall become effective with respect to the Second Fund on the later of (i) the date on which a Registration Statement with respect to its shares under the Securities Act of 1933, as amended, is first declared effective by the Securities and Exchange Commission or (ii) the date on which such Second Fund commences offering its shares to the public, and, with respect to any additional Fund, on the date of receipt by the Trust of notice from the Manager in accordance with paragraph 1(b) hereof that the Manager is willing to serve as Manager with respect to such Fund. Unless terminated as herein provided, this Agreement shall remain in full force and effect with respect to the Second Fund until the date which is two years after the effective date of this Agreement, and with respect to each additional Fund, for two years from the date on which such Fund becomes a Fund hereunder. Subsequent to such initial periods of effectiveness this Agreement shall continue in full force and effect, subject to Section 8(c), for successive one-year periods with respect to each Fund so long as such continuance with respect to such Fund is approved at least annually (a) by either the Trustees of the Trust or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of such Fund, and (b) in either event, by the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any

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      such party, cast in person at a meeting called for the purpose of voting on such approval.

            (b) Amendment. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendments of this Agreement shall be effective with respect to any Fund until approved by vote of the holders of a majority of that Fund's outstanding voting securities (as defined in the 1940 Act).

            (c) Termination. This Agreement may be terminated with respect to any Fund at any time, without payment of any penalty, by vote of the Trustees or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of that Fund, or by the Manager, in each case on sixty (60) days' prior written notice to the other party.

            (d) Automatic Termination. This Agreement shall automatically and immediately terminate in the event of its assignment (as defined in the 1940 Act).

            (e) Approval, Amendment or Termination by Individual Fund. Any approval, amendment or termination of this Agreement shall be effective to continue, amend or terminate this Agreement with respect to such Fund notwithstanding (i) that such action has not been approved by the holders of a majority of the outstanding voting securities of any other Fund affected thereby, and (ii) that such action has not been approved by the vote of a majority of the outstanding voting securities of the Trust, unless such action shall be required by any applicable law or otherwise.

      9.    SERVICES NOT EXCLUSIVE.

            The services of the Manager to the Trust hereunder are not to be deemed exclusive, and the Manager shall be free to render similar services to others so long as its services hereunder are not impaired thereby.

      10.   NAME OF TRUST.

            It is understood that the name "State Street" and any logos associated with that name are the valuable property of State Street Research & Management Company, the Manager, and that the Trust has the right to include such name as a part of its name and the names of its Funds only so long as this Agreement shall continue. Upon termination of this Agreement the Trust shall forthwith cease to use the State Street name and logos.

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      11.   PRIOR AGREEMENTS SUPERSEDED.

            This Agreement supersedes any prior agreement relating to the subject matter hereof between the parties hereto.

      12.   NOTICES.

            Notices under this Agreement shall be in writing and shall be addressed, and delivered or mailed postage prepaid, to the other party at such address as such other party may designate from time to time for the receipt of such notices. Until further notice to the other party, the address of each party to this Agreement for this purpose shall be One Financial Center, Boston, Massachusetts 02111.

      13.   GOVERNING LAW; COUNTERPARTS.

            This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

      14.   LIMITATION OF LIABILITY.

            The term "State Street Capital Trust" means and refers to the Trustees from time to time serving under the First Amended and Restated Master Trust Agreement ("Master Trust Agreement") of the Trust dated February 5, 1993 as the same may subsequently hereto have been, or subsequently hereto may be, amended. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust as individuals or personally, but shall bind only the trust property of the Trust, as provided in the Master Trust Agreement of the Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by a duly authorized officer of the Trust, acting as such, and neither such authorization nor such execution and delivery shall be deemed to have been made individually or to impose any personal liability, but shall bind only the trust property of the Trust as provided in its Master Trust Agreement. The Master Trust Agreement of the Trust provides, and it is expressly agreed, that each Fund of the Trust shall be solely and exclusively responsible for the payment of its debts, liabilities and obligations, and that no other Fund shall be responsible for the same.

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      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.



STATE STREET RESEARCH &             STATE STREET CAPITAL TRUST
  MANAGEMENT COMPANY




By:  /s/ Ralph F. Verni             By:  /s/ Constantine Hutchins, Jr.
     ------------------                  -----------------------------
     Ralph F. Verni                      Constantine Hutchins, Jr.
     President                           Secretary




Restated as of:  June 28, 1993


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                       STATE STREET RESEARCH CAPITAL TRUST
                              One Financial Center
                        Boston, Massachusetts 02111-2690



                                    February 1, 1995




State Street Research &
 Management Company
One Financial Center
Boston, Massachusetts   02111-2690

Gentlemen:

      This letter is to confirm to you that State Street Research Capital Trust (the "Trust") has created a new series of shares to be known as State Street Research Small Capitalization Value Fund (the "Fund") and that pursuant to
Section 1(b) of the Advisory Agreement dated as of August 10, 1992 (the "Agreement"), the Trust desires to retain you to render management and investment advisory services under the Agreement to the Fund as a "Series" thereunder for a fee equal to 0.85% on an annual basis of the average daily net asset value of the Fund. Nothing in the Agreement shall be construed as requiring that the initial public shareholders of the Fund approve of the Agreement in respect of the Fund. Notwithstanding paragraph 8(b) of the Agreement, no shareholder vote shall be required for any amendments to the Agreement for which the Securities and Exchange Commission has indicated that no shareholder vote is necessary, as for example, in the case of a decrease in the advisory fee under the Agreement.

      Please indicate your acceptance of this responsibility in accordance with the terms of the Agreement by signing this letter as indicated below.

      The term "State Street Research Capital Trust" means and refers to the Trustees from time to time serving under the First Amended and Restated Master Trust Agreement dated February 5, 1993 ("Master Trust Agreement"), as the same may subsequently thereto have been, or subsequently hereto may be, amended. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust as individuals or personally, but shall bind only the trust property of the Trust, as provided in the Master Trust Agreement of the Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by a duly

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authorized officer of the Trust, acting as such, and neither such authorization nor such execution and delivery shall be deemed to have been made individually or to impose any personal liability, but shall bind only the trust property of the Trust as provided in its Master Trust Agreement. The Master Trust Agreement of the Trust provides, and it is expressly agreed, that each Fund of the Trust shall be solely and exclusively responsible for the payment of its debts, liabilities and obligations, and that no other fund shall be responsible for the same.

                                    STATE STREET RESEARCH CAPITAL TRUST



                                    By: /s/ Gerard P. Maus

ACCEPTED AND AGREED TO:

STATE STREET RESEARCH &
 MANAGEMENT COMPANY



By: /s/ Ralph F. Verni